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                                                                    (conformed)




                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                February 8, 2001


                                  DEMEGEN, INC.
             (Exact name of registrant as specified in this charter)




           Colorado                       0-25353               84-1065575
  ----------------------------          ------------        -------------------
  (State or other jurisdiction          (Commission            (IRS Employer
        of incorporation)               File Number)        Identification No.)


    1051 Brinton Road, Pittsburgh, PA                              15221
----------------------------------------                        ----------
(Address of Principal Executive Offices)                        (Zip Code)


       Registrant's Telephone Number, including area code: (412) 241-2150



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ITEM  5 - OTHER EVENTS

Effective January 1, 2001 the Company entered into a definitive license agreement with an option to purchase with Periodontix, Inc for all of their technologies and rights in related clinical trials, except for Periodontix' photodynamic technology. The transaction is structured under a short-term license agreement to permit the Company a period of time to evaluate Periodontix's technology and obtain the necessary funds to support the additional research, prior to exercising the purchase option. The terms or the agreement are as follows:

o On December 15, 2000 the Company made a $50,000 good faith non-refundable payment to Periodontix

o At the inception of the license agreement, the Company will issue Periodontix 2.3 million restricted common shares of the Company's Common Stock and warrants to purchase up to 2.3 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and are callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days.

o Periodontix will receive a second issuance under the license agreement by April 2, 2001 of 2 million restricted common shares of the Company's Common Stock and warrants to purchase up to 2 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and is callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. If the Company does not make this second issuance of shares and warrants because there is a material adverse event related to the Periodontix technology or because the Company does not secure sufficient new capital, the option will expire and the license will be returned to Periodontix. If the license is returned, Periodontix will return 80% of the common shares and warrants previously issued.

o Under the license agreement, the Company will have an option to purchase the aforementioned technologies, free and clear of all liens and to terminate the license by July 31, 2001 with the issuance of 4.7 million restricted common shares of the Company's Common Stock and warrants to purchase up to 4.7 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and is callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. The option date may be extended by the Company until January 31, 2002 with the payment of 1 million restricted Common Shares of the Company by July 31, 2001. If the option is exercised after July 31, 2001, the number of Common Shares and Warrants required to purchase the technologies will be 7 million each.

o Periodontix has agreed not to sell the technologies while the Company's option is in force.

o Should any license or sublicense agreements be negotiated by the Company with a customer for the licensed Periodontix technologies prior to the exercise of the option to purchase by the Company, the Company will receive the first $350,000 of any upfront license fees. The remaining balance of any upfront license fees will be paid to Periodontix in the Company's restricted Common Stock valued at the closing price for the preceding twenty trading days.

o On January 1, 2001 the Company hired selected Periodontix employees to facilitate the clinical trials and other tasks related to the combined Company

o Beginning January 1, 2001 the Company agrees to pay Periodontix for rent and utilities at their office and other operating expenses.

o As part of the license fee the Company agreed to pay $175,000 to Periodontix on April 2, 2001 providing the Company makes the April 2, 2001 share and warrant issuance. If the aforementioned


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         issuance occurs, the Company will make a second $175,000 payment to
         Periodontix on December 1, 2001.



ITEM 7 - FINANCIAL STATEMENTS & EXHIBITS


(c)       Exhibits


                                                                                  PAGES OF
                                                                                  SEQUENTIAL
                                     EXHIBIT INDEX                             NUMBERING SYSTEM
                                     -------------                             ----------------
(99a)    Option Agreement between Demegen, Inc. and Periodontix, Inc., dated
         February 16, 2001

(99b) License Agreement between Demegen, Inc. and Periodontix, Inc., dated February 8, 2001

(99c)    Form of Asset Purchase Agreement between Demegen, Inc. and
         Periodontix, Inc.

(99d)    Form of Demegen Warrant

(99e)    Escrow Agreement between Demegen, Inc. and Periodontix, Inc.
         dated February 16, 2001




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                   DEMEGEN, INC.




                                   By /s/ Richard D. Ekstrom
                                     -------------------------------------
                                      Richard D. Ekstrom
                                      Chairman and Chief Executive Officer











     Date:  February 20, 2001



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